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                                   EXHIBIT 10

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                      AMENDED AND RESTATED REVOLVING CREDIT
                             AND TERM LOAN AGREEMENT

                         BACK BAY RESTAURANT GROUP, INC.
                      PHEASANT MALL RESTAURANT GROUP, INC.
                         DANVERS RESTAURANT GROUP, INC.
                   THE WESTWOOD COPLEY RESTAURANT GROUP, INC.
                   THE WESTWOOD WOBURN RESTAURANT GROUP, INC.
                  THE WESTWOOD HARTFORD RESTAURANT GROUP, INC.
                  THE WESTWOOD TRUMBULL RESTAURANT GROUP, INC.
                      THE WATERFORD RESTAURANT GROUP, INC.
                                 WESTFOUR, INC.
                      THE WESTWOOD DEDHAM RESTAURANT, INC.
                                    PRA, INC.
                      THE WESTWOOD NEWTON RESTAURANT, INC.
                                  THE 199, INC.
                        EASTERN PURCHASING & DESIGN, INC.
                               BORASCHI CAFE, INC.
                   THE WESTWOOD WHITE PLAINS RESTAURANT, INC.
                    THE WESTWOOD SHORT HILLS RESTAURANT, INC.
                     THE WESTWOOD BOYLSTON RESTAURANT, INC.
                      BBRG MASSACHUSETTS RESTAURANTS, INC.
                       BBRG RHODE ISLAND RESTAURANTS, INC.
                        BBRG WASHINGTON RESTAURANTS, INC.
                              BACK BAY MEDIA, INC.
                              BBRG OPERATING, INC.
                        BBRG NEW JERSEY RESTAURANTS, INC.
                             LINPRO GREENTREE, INC.
                              BBRG ROTISSERIE, INC.
                          BBRG PARAMUS RESTAURANT, INC.
                              BBRG WATERFRONT, INC.
                            BBRG RYE RESTAURANT, INC.

                             Dated as of May 7, 1998

                                     ------
                                BANKBOSTON, N.A.

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                                TABLE OF CONTENTS


SECTION I  ...................................................................1
           1.1.  General......................................................1
           1.2.  Definitions..................................................2
           1.3.  Accounting Terms............................................10

SECTION II ..................................................................11
           2.1.  The Loans ..................................................11
           2.2.  Notice and Manner of Borrowing of Loans                     12
           2.3.  Fees to the Bank ...........................................12
           2.4.  Reduction of Commitment Amount .............................13
           2.5.  The Note ...................................................13
           2.6.  Letters of Credit...........................................14
           2.7.  Application of Proceeds.....................................14
           2.8.  Duration of Interest Periods................................15
           2.9.  Interest Rates and Payments of Interest ....................15
           2.10. Changed Circumstances ......................................15
           2.11. Capital Requirements........................................16
           2.12. Payments and Prepayments of the Loans ......................16
           2.13. Method of Payment...........................................16
           2.14. Additional Payments ........................................16
           2.15. Payments Not at End of Interest Period .....................17
           2.16. Computation of Interest and Fees ...........................17
           2.17. Designation of Back Bay as Agent for the Companies .........17

SECTION III..................................................................18
           3.1.  Conditions Precedent to Initial Loan .......................18
           3.2.  Conditions Precedent to all Loans ..........................19

SECTION IV ..................................................................19
           4.1.  Organization and Qualification .............................19
           4.2.  Corporate Authority ........................................19
           4.3.  Valid Obligations ..........................................20
           4.4.  Consents or Approvals ......................................20
           4.5.  Title to Properties; Absence of Encumbrances ...............20
           4.6.  Financial Statements .......................................20
           4.7.  Changes ....................................................20
           4.8.  Defaults ...................................................20
           4.9.  Taxes ......................................................20
           4.10. Litigation .................................................20
           4.11. Use of Proceeds ............................................21
           4.12. Subsidiaries ...............................................21
           4.13. Investment Company Act .....................................21
           4.14. Compliance with ERISA ......................................21
           4.15. Environmental Matters ......................................21
           4.16. Transactions with Affiliates ...............................22
           4.17. Trademarks, Service Marks, Licenses, etc. ..................22
           4.18. Compliance with Laws and Agreements ........................23



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           4.19    Satisfaction of Contingent Obligations ...................23

SECTION V ...................................................................23
           5.1.  Financial Statements and other Reporting Requirements ......23
           5.2.  Conduct of Business ........................................25
           5.3.  Maintenance and Insurance ..................................25
           5.4.  Taxes ......................................................25
           5.5.  Inspection by the Bank .....................................25
           5.6.  Maintenance of Books and Records ...........................26
           5.7   Consolidated Net Worth .....................................26
           5.8.  Leverage ...................................................26
           5.9.  Interest Change ............................................26
           5.10. Debt Service Coverage ......................................26
           5.11. Infringement Claim .........................................26
           5.12. Further Assurances .........................................26

SECTION VI ..................................................................27
           6.1.  Indebtedness ...............................................27
           6.2.  Contingent Liabilities .....................................37
           6.3.  Encumbrances ...............................................28
           6.4.  Merger; Acquisition; Consolidation; Sale or Lease of
                  Assets ....................................................29
           6.5.  Additional Stock Issuance ..................................29
           6.6.  Equity Distributions and Redemptions .......................29
           6.7.  Capital Expenditures. ......................................29
           6.8.  Investments ................................................30
           6.9.  ERISA ......................................................30
           6.10. Transactions with Affiliates ...............................30

SECTION VII..................................................................30
           7.1.  Events of Default ..........................................30
           7.2.  Remedies ...................................................33

SECTION VIII.................................................................33
           8.1.  Notices ....................................................33
           8.2.  Expenses ...................................................35
           8.3.  Indemnity ..................................................35
           8.4.  Set-Off ....................................................36
           8.5.  Term of Agreement ..........................................36
           8.6.  No Waivers .................................................36
           8.7.  Governing Law ..............................................36
           8.8.  Amendments .................................................36
           8.9.  Binding Effect of Agreement ................................36
           8.10. Counterparts ...............................................37
           8.11. Partial Invalidity .........................................37
           8.12. Captions ...................................................37
           8.13. WAIVER OF JURY TRIAL .......................................37
           8.14. Entire Agreement ...........................................37


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Exhibits
--------

Exhibit A        Investment Policy
Exhibit B        Intentionally omitted
Exhibit C        Form of Promissory Note
Exhibit D        Location of Pledged Assets
Exhibit E        Form of Service Mark and Trademark Security Agreement
Exhibit F        Form of Confirmation of Notice of Borrowing or Conversions
Exhibit G        Form of Legal Opinion
Exhibit H        Form of Collateral Assignment of Trademark Licenses
Exhibit I        Intentionally omitted
Exhibit J        Excluded Assets
Exhibit K        Intentionally omitted
Exhibit L        Litigation
Exhibit M        Subsidiaries/Joint Ventures
Exhibit N        Transactions with Affiliates
Exhibit O        Trademarks, Service Marks, Trade Names
Exhibit P        Financial Statements
Exhibit Q        Existing Indebtedness
Exhibit R        Existing Guarantees
Exhibit S        Intentionally omitted
Exhibit T        Permitted Encumbrances
Exhibit U        Transactions with Westwood








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                      AMENDED AND RESTATED REVOLVING CREDIT
                             AND TERM LOAN AGREEMENT

                             Dated as of May 7, 1998

        THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of May 7, 1998, by and among BACK BAY RESTAURANT GROUP, INC., a Delaware corporation with a chief executive office at 855 Boylston Street, Boston, Massachusetts ("BACK BAY"), PHEASANT MALL RESTAURANT GROUP, INC., a New Hampshire corporation, DANVERS RESTAURANT GROUP, INC., a Massachusetts corporation, THE WESTWOOD COPLEY RESTAURANT GROUP, INC., a Massachusetts corporation, THE WESTWOOD WOBURN RESTAURANT GROUP, INC., a Massachusetts corporation, THE WESTWOOD HARTFORD RESTAURANT GROUP, INC., a Connecticut corporation, THE WESTWOOD TRUMBULL RESTAURANT GROUP, INC., a Connecticut corporation, THE WATERFORD RESTAURANT GROUP, INC., a Connecticut corporation, WESTFOUR, INC., a Florida corporation, THE WESTWOOD DEDHAM RESTAURANT, INC., a Massachusetts corporation, PRA, INC., a Massachusetts corporation, THE WESTWOOD NEWTON RESTAURANT, INC., a Massachusetts corporation, THE 199, INC., a Massachusetts corporation, EASTERN PURCHASING & DESIGN, INC., a Massachusetts corporation, BORASCHI CAFE, INC., a Massachusetts corporation, THE WESTWOOD WHITE PLAINS RESTAURANT, INC., a New York corporation, THE WESTWOOD SHORT HILLS RESTAURANT, INC., a New Jersey corporation, THE WESTWOOD BOYLSTON RESTAURANT, INC., a Massachusetts corporation, BBRG MASSACHUSETTS RESTAURANTS, INC., a Massachusetts corporation, BBRG RHODE ISLAND RESTAURANTS, INC., a Rhode Island corporation, BBRG WASHINGTON RESTAURANTS, INC., a Washington, D.C. corporation, BACK BAY MEDIA, INC., a Massachusetts corporation, BBRG OPERATING, INC., a Delaware corporation, BBRG NEW JERSEY RESTAURANTS, INC., a Delaware corporation, LINPRO GREENTREE, INC., a New Jersey corporation, BBRG ROTISSERIE, INC., a Massachusetts corporation, BBRG PARAMUS RESTAURANT, INC., a New Jersey corporation, BBRG WATERFRONT, INC., a Massachusetts corporation, and BBRG RYE RESTAURANT, INC., a New York corporation (each (including Back Bay), a "Company" and collectively, the "Companies") and BANKBOSTON, N.A., (f/k/a the First National Bank of Boston), a national banking association having its head office at 100 Federal Street, Boston, Massachusetts (together with its successors and assigns, the "Bank").


                                    SECTION I

1.1. GENERAL. Effective as of the date hereof (the "Restatement Date"), this Agreement amends and restates in its entirety the Revolving Credit and Term Loan Agreement dated as of August 7, 1993, as amended by a First Amendment to Revolving Credit and Term Loan Agreement dated as of March 18, 1994, a Second Amendment to revolving Credit and Term Loan Agreement dated as of June 7, 1994, a Third Amendment to Revolving Credit and Term Loan Agreement dated as of February 24, 1995, a Fourth Amendment to Revolving Credit and Term Loan Agreement dated as of June 7, 1995, a Fifth Amendment to Revolving Credit and Term Loan Agreement dated as of March 5, 1996, a modification letter dated September 5, 1996, and a Sixth Amendment to Revolving Credit and Term Loan Agreement dated as of April 30, 1997, and as in effect immediately prior to the amendment and restatement thereof effected hereby (collectively, the "Existing Credit Agreement"). Effective as of the Restatement Date, the Revolving Loans outstanding under the Existing Credit Agreement, as evidenced by that certain Promissory Note dated April 30, 1997, shall be deemed to be the Revolving

Loans under Section 2.1(a) hereof and shall be evidenced by the Note (as defined herein). Amounts in respect of interest, fees and other amounts payable to or for the account of the Bank shall be calculated in accordance with the provisions of (i) the Existing Credit Agreement with respect to any period (or portion of any period) ending prior to the Restatement Date, and (ii) this Agreement as in effect on the Restatement Date after giving effect to the amendment and restatement effected hereby and as from time to time thereafter in effect with respect to any period (or portion of any period) commencing on or after the Restatement Date.

1.2.    DEFINITIONS

        All capitalized terms used in this Agreement or in the Note or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

        AFFILIATE. (a) Any director or executive officer of any Company, (b) any Person that controls, is controlled by or is under common control with any Company and (c) any Person which owns greater than ten percent (10%) of the capital stock of any Company.

        AGREEMENT. This Agreement, as the same may be supplemented or amended from time to time.

        ALIGNED DIRECTORS. For any period for which such status shall be determined, (A) individuals who at the beginning of such period constituted the Board of Directors of Back Bay, together with (B) any newly-elected directors whose election by the Board of Directors was approved by a vote of 66 2/3% of the directors then still in office who are either directors at the beginning of such period or whose nomination for election was previously so approved.

        ALTERNATE BASE RATE. The greater of (i) the rate of interest announced from time to time by the Bank at its head office at 100 Federal Street, Boston, Massachusetts as its Base Rate, and (ii) the Federal Funds Effective Rate plus one-half of one percent (0.50%) per annum (rounded upwards, if necessary, to the next 1/16th of 1%).

        ALTERNATE BASE RATE LOAN. Any portion of the Loans for which interest is determined with reference to the Alternate Base Rate.

        APPLICABLE MARGIN.

                (i) During any fiscal quarter of the Companies ending on or after March 31, 1998, for which the Leverage Ratio is less than or equal to 1.25 to 1.0, 0% for any Alternate Base Rate Loan and 1.0% for any LIBOR Loan;

                (ii) During any fiscal quarter of the Companies ending on or after March 31, 1998, for which the Leverage Ratio is greater than 1.25 to 1.0 and less than or equal to 2.00 to 1.0, 0% for any Alternate Base Rate Loan and 1.50% for any LIBOR Loan;

                (iii) During any fiscal quarter of the Companies ending on or after March 31, 1998, for which the Leverage Ratio is greater than 2.00 to 1.0 and less than or equal to 3.00 to 1.0, 0.25% for any Alternate Base Rate Loan and 2.00% for any LIBOR Loan; and



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                (iv) During any fiscal quarter of the Companies ending on or after March 31, 1998, for which the Leverage Ratio is greater than 3.00 to 1.0 and less than or equal to 4.00 to 1.0, 0.50% for any Alternate Base Rate Loan and 2.50% for any LIBOR Loan.

        APPLICABLE RATE.

                (i) With respect to each portion of the Loans subject to a LIBOR Pricing Option, the sum of the Applicable Margin plus the LIBOR Rate with respect to such LIBOR Pricing Option; and

                (ii) With respect to each other portion of the Loans, the sum of the Applicable Margin plus the Alternate Base Rate.

        AQUISITION CRITERIA. With respect to an acquisition permitted under
Section 6.4, (i) such acquisition is not a tender offer under Section 14 of the Securities Exchange Act of 1934 which has been or is being opposed by management of the acquisition target, (ii) personnel of the Bank have been given the opportunity to tour the facilities, examine the operations and meet with the management of the acquisition target prior to the consummation of the acquisition, and (iii) the acquisition target satisfies such other criteria as may be reasonably determined by the Bank from time to time.

        BANK.  See Preamble.

        BOARD OF DIRECTORS. The Board of Directors of Back Bay or any committee of the Board of Directors of Back Bay authorized with respect to any particular matter to exercise the power of the Board of Directors of Back Bay.

        BUSINESS DAY. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the Interbank Eurodollar market.

        CAPITAL STOCK. With respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of corporate stock of such Person, including each class of common stock and preferred stock and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

        CASH TAXES. With respect to any period for which the amount thereof shall be determined, the amount of federal, state or local taxes actually paid during such period.

        CHANGE OF CONTROL. The occurrence of one or more of the following events: (i) any Person or group of related Persons for purposes of Section 13(d) or 14(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (other than a Permitted Stockholder) acquires in one or more transactions "beneficial ownership" (within the meaning of Section 13(d) of the Exchange Act) of any Capital Stock of Back Bay, such that as a result of such acquisition, such Person or Group either (A) acquires beneficial ownership, directly or indirectly, of more than 35% of the sum of all issued and outstanding shares of the Voting Stock and Unissued Shares of Back Bay, or (B) otherwise has the ability to elect, directly or indirectly, over a period of 24 months or less, a majority of the members of



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

Back Bay's Board of Directors; or (ii) during any consecutive two-year period, Aligned Directors, cease for any reason to constitute a majority of the Board of Directors then in office.

        CODE. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

        COMMITMENT AMOUNT. $20,000,000 or any lesser amount, including zero, resulting from a reduction or termination of such amount in accordance with
Section 2.4 or Section 7.2.

        COMPANIES. See Preamble.

        COMPANY. See Preamble.

        CONSOLIDATED EBITDA. For any period for which the amount thereof shall be determined, the sum of (i) consolidated net earnings of Back Bay and its Subsidiaries before income taxes paid or accrued for such period, excluding extraordinary items or one-time accounting charges of a non-cash nature, PLUS
(ii) consolidated interest expense (including imputed interest on capital lease obligations) and amortized debt discount for such period ("Consolidated Interest Expense"), PLUS (iii) consolidated depreciation, amortization and other non-cash expenses of Back Bay and its Subsidiaries for such period.

        CONSOLIDATED INTEREST EXPENSE.  See Definition of Consolidated EBITDA.

        CONSOLIDATED NET INCOME. For any period for which the amount thereof shall be determined, the sum of consolidated net income of Back Bay and its Subsidiaries for such period as reflected on the consolidated statement of operations thereof, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP").

        CONSOLIDATED NET WORTH. At any date as of which the amount thereof shall be determined, the consolidated total stockholders' equity of Back Bay and its Subsidiaries, as reflected on the consolidated balance sheet of Back Bay and its Subsidiaries as of such date, prepared in accordance with GAAP.

        CONTROLLED GROUP. All trades or businesses (whether or not incorporated) under common control that, together with each Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        CURRENT TERM INDEBTEDNESS. For any period for which the amount thereof shall be determined, current maturities of principal of all obligations described in clauses (i) and (ii) of the definition of Indebtedness herein below of Back Bay and its Subsidiaries outstanding at the end of such period, other than the Revolving Loans.

        DEFAULT. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

        ENCUMBRANCES. See Section 6.3.






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        ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

        ENVIRONMENTAL LAWS. Any and all applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, policies and rules or common law (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over the Companies and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

        EVENT OF DEFAULT. Any event described in Section 7.1.

        EXCHANGE ACT. The Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.

        FEDERAL FUNDS EFFECTIVE RATE. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as determined for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Treasury of the Bank, or, if such rate is not so determined for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. Each determination by the Bank of the Federal Funds Effective Rate shall, in the absence of manifest error, be conclusive.

        FOUR QUARTER ROLLING CONSOLIDATED EBITDA. For any period, Consolidated EBITDA for the four (4) consecutive fiscal quarters most recently completed.

        GAAP. See definition of Consolidated Net Income.

        GUARANTEES. As applied to each Company, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others (other than to other Companies) whether or not reflected on the consolidated balance sheet of Back Bay and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person or entity.

        HAZARDOUS MATERIAL. Any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response,

Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over any Company; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

        INDEBTEDNESS. As applied to the Companies, (i) all obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of any Company and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by any Company whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of Back Bay and its Subsidiaries (v) all Guarantees, PROVIDED, however, obligations described in
(i) through (v) above between and among the Companies shall not constitute Indebtedness hereunder.

        INTEREST PERIOD.

        (1) With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one or three months thereafter, as Back Bay may elect in the applicable Notice of Borrowing or Conversion; and

        (2) with respect to each Alternate Base Rate Loan, the period commencing on the date of the making or continuation of or conversion to such Alternate Base Rate Loan and ending on the last day of the calendar month in which such date falls, or if such Alternate Base Rate Loan is made or continued or converted on the last day of any calendar month, ending on the last day of the immediately following calendar month provided that:

                         (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                         (ii) any Interest Period applicable to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

                         (iii) any Interest Period during the Revolving Credit
                Period that would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date and any Interest Period related to the Term Loan that would




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

                otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date;

                         (iv) notwithstanding clause (iii) above, no Interest Period applicable to a LIBOR Loan shall have a duration of less than one month, and if any Interest Period applicable to such Loans would be for a shorter period, such Interest Period shall not be available hereunder.

        INVESTMENT. As applied to the Companies, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other person or entity, any loan, advance or extension of credit to, or contribution to the capital of, any other person or entity, any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other person or entity, and the making of any commitment or acquisition of any option to make an Investment.

        INVESTMENT POLICY. The investment policy attached hereto as EXHIBIT A.

        JOINT VENTURE INVESTMENTS. An investment by Back Bay or any of its Subsidiaries in joint ventures solely for the acquisition and operation of restaurants.

        LEASEHOLD MORTGAGES. The Leasehold Mortgages from BBRG Operating, Inc. and BBRG Massachusetts Restaurants, Inc. executed and delivered to the Bank on January 25, 1996, by which such Subsidiaries have assigned to the Bank as security for the Obligations all of their right, title and interest as tenant in the leases by which such Subsidiaries operate certain restaurants in Concord, Massachusetts and Wellesley, Massachusetts.

        LEGAL REQUIREMENT. Any present or future requirement imposed upon the Bank or Back Bay and any of its Subsidiaries by any law, statute, rule, regulation, directive, order, decree, or guideline (or any interpretation thereof by court or administrative bodies) or by any board, administrative agency, central bank or monetary authority. Any such law, regulation, directive, decree, order, guideline or interpretation imposed on the Bank now having the force of law shall be deemed to be a Legal Requirement for purposes of this Agreement if the Bank reasonably believes that compliance therewith is customary commercial practice of similarly situated lending institutions generally.

        LETTERS OF CREDIT. See Section 2.6.

        LEVERAGE RATIO. The ratio of Total Funded Indebtedness at the end of each fiscal quarter of the Companies to the Four Quarter Rolling Consolidated EBITDA thereof at the same date.

        LIBOR BASE RATE. With respect to each day during each Interest Period pertaining to any LIBOR Loans, the interest rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) at which the Bank is offered deposits in U.S. Dollars at or about 10 a.m. (Eastern Time), two London business days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period, for the number of days compromised therein and in an amount comparable to the amount of its portion of the LIBOR Loans to be outstanding during such Interest Period. Each determination of the LIBOR Rate shall, in the absence of manifest error, be conclusive.

        LIBOR LOANS. Loans bearing interest at a rate determined on the basis of the LIBOR Rate.

        LIBOR PRICING OPTION. The option to have the interest on any portion of the Loans computed on the basis of a LIBOR Rate.

        LIBOR RATE. With respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward, if necessary, to the nearest 1/16th of 1%):

                         LIBOR BASE RATE
                ---------------------------------
                1.00 - LIBOR Reserve Requirements

provided, however, that if at any time during such Interest Period the LIBOR Reserve Requirements applicable to any outstanding LIBOR Pricing Option changes, the LIBOR Rate for such Interest Period shall automatically be adjusted to reflect such change, effective as of the date of such change to the extent required.

        LIBOR RESERVE REQUIREMENTS. For any date as applied to a LIBOR Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including without limitation basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

        LOAN. A loan made to the Companies by the Bank pursuant to Section II of this Agreement, and "Loans" means all of such loans, collectively.

        NON-EXPANSION CAPITAL EXPENDITURES. For any period for which the amount thereof shall be determined, amounts added or required to be added to the fixed assets account on the consolidated balance sheet of the Companies in respect of capitalized repairs and maintenance; provided however, that such amounts shall not exceed $2,000,000 in the aggregate in any fiscal year.

        NOTE. A promissory note of the Companies, jointly and severally, substantially in the form of EXHIBIT C hereto, evidencing the obligation of each Company to the Bank to repay the Loans.

        NOTICE OF BORROWING.  See Section 2.2.

        OBLIGATIONS. Any and all obligations of each Company to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including without limitation (i) obligations to perform acts and refrain from taking action as well as obligations to pay money, and (ii) all obligations of Back Bay to the Bank pursuant to the Letters of Credit.

        PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        PERMITTED ENCUMBRANCES. See Section 6.5.

        PERMITTED STOCKHOLDER. (i) Charles F. Sarkis and (ii) any Person (a) of which Charles F. Sarkis is a director or executive officer, (b) which Charles F. Sarkis controls, either directly or indirectly, and (c) of which Charles F. Sarkis owns, directly or indirectly greater than ten percent (10%) of the capital stock.

        PERSON. Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, public authority, or any other entity.

        PLAN. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Companies or any member of the Controlled Group for employees of the Companies or any member of the Controlled Group or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

        PLEDGED RESTAURANT ASSETS. The restaurants owned and operated by a Subsidiary, including all real and personal property and licenses to operate and serve liquor of such Subsidiary used in connection therewith, at the locations described on EXHIBIT D hereto and any additional restaurants owned and operated by a Subsidiary and so designated by Back Bay from time to time.

        QUALIFIED INVESTMENTS. As applied to the Companies, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000; (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors; and (iv) any repurchase agreement secured by any one or more of the foregoing.

        RELATED BUSINESS. Any Person that owns or operates restaurants as its principal business.

        REVOLVING CREDIT PERIOD. The period beginning on the date of this Agreement and extending through and including the Revolving Credit Termination Date or such earlier date on which the commitment to make Revolving Loans is terminated or the Commitment Amount is reduced to zero in accordance with the terms hereof.

        REVOLVING CREDIT TERMINATION DATE. April 30, 2001.

        REVOLVING LOANS. The Loans made to the Companies, jointly and severally, pursuant to Section 2.1(a) of this Agreement.

        SECURITY AGREEMENTS. The Security Agreements by and between BBRG Operating, Inc. and BBRG Massachusetts, Inc. and the Bank executed on January 25, 1996, by which, among other things, such Subsidiaries granted to the bank a security interest in the Pledged Restaurant Assets.

        SERVICE MARK AND TRADEMARK SECURITY AGREEMENT. The Service Mark and Trademark Security Agreement by and between certain Subsidiaries and the Bank in substantially the form of EXHIBIT E hereto, by which, among other things, such Subsidiaries have granted or will grant to the Bank a security interest in all of the trademarks, service marks and tradenames used or contemplated to be used in the conduct of the business of the Companies.

        STANDBY LETTER OF CREDIT. A certain Irrevocable Standby Letter of Credit No. 1-069-NEMM-50087619 dated as of March 10, 1998, pursuant to which the Bank issued a $51,590 stand-by letter of credit on behalf of Back Bay in favor of The Town of Fairfield, Connecticut and relating to certain restaurant operations in Fairfield, Connecticut.

        SUBSIDIARY. Any corporation, association, joint stock company, business trust or other similar organization of which 100% of the equity or other beneficial interest is owned, directly or indirectly, by a Company or any Subsidiary of a Company.

        TERM LOAN. The loan made to the Companies pursuant to Section 2.1(b) of this Agreement.

        TERM LOAN MATURITY DATE. April 30, 2005.

        TERM LOAN PERIOD. The period beginning on the Revolving Credit Termination Date and extending through and including the Term Loan Maturity Date.

        TOTAL DEBT SERVICE COVERAGE RATIO. See Section 5.10.

        TOTAL FUNDED INDEBTEDNESS. At any time, as to any of the Companies, all obligations of the Companies described in clauses (i) and (ii) of the definition of Indebtedness hereinabove, including any borrowed portion of the Commitment Amount.

        UNISSUED SHARES. With respect to any Person, shares of Voting Stock of such Person which are not outstanding at the time, but have been reserved for issuance upon the exercise of rights to purchase, options or warrants, convertible into or exchangeable for shares of Voting Stock of such Person (including debt securities convertible into Voting Stock), to the extent that such options, warrants and rights are exercisable at the sole option of the holder within sixty days of the date of determination.

        UNIT CONTRIBUTION. For any period for which the amount thereof shall be determined, for any restaurant, (i) the total revenue of such restaurant, MINUS
(ii) the cost of sales of such restaurant, MINUS (iii) payroll and fringe benefit expenses of such restaurant, MINUS (iv) controllable expenses (as defined in Back Bay's and its Subsidiaries' internal financial statements consistently applied) of such restaurant.

        VOTING STOCK. Any class or classes of Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Persons (irrespective of whether or not at the time stock of any class or classes will have or might have, voting power by the reason of the happening of any contingency).

        WESTWOOD. The Westwood Group, Inc.

        1.3 ACCOUNTING TERMS. All terms of an accounting character shall have the meanings assigned thereto by generally accepted accounting principles applied on a basis consistent with the financial statements referred to in
Section 4.6 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

                                   SECTION II

                              DESCRIPTION OF CREDIT

        2.1.  THE LOANS.

                (a) Subject to the terms and conditions hereof, the Bank will make Revolving Loans to the Companies, jointly and severally, from time to time until the close of business on the Revolving Credit Termination Date, in such sums as Back Bay, as agent for the Companies, may request, PROVIDED that the aggregate principal amount of all Loans at any one time outstanding hereunder shall not exceed the Commitment Amount. The Companies may borrow, prepay pursuant to Section 2.8 and reborrow, from the date of this Agreement until the Revolving Credit Termination Date, the full amount of the Commitment Amount or any lesser sum that is at least $50,000 and an integral multiple of $50,000. Any Revolving Loan not repaid by the Revolving Credit Termination Date shall be due and payable on the Revolving Credit Termination Date.

                (b) Subject to the terms hereof, the Bank will lend to the Companies, jointly and severally, on the Revolving Credit Termination Date, a Term Loan that shall not exceed, in the aggregate principal amount, the lesser of (i) the Commitment Amount and (ii) the aggregate principal amount of Revolving Loans then outstanding (the "TERM LOAN"). The Term Loan shall be payable in 16 quarterly installments on the last day of each April, July, October and January of each year, commencing July 31, 2001, with the first 15 installments in an amount equal to the sum of quarterly interest (at the Applicable Rate), plus quarterly principal in equal amounts sufficient to fully amortize the Term Loan over forty-eight (48) months, on the Revolving Credit Termination Date, each, and a final installment payable on the Term Loan Maturity Date equal to the outstanding balance of the Term Loan, together with
(i) all unpaid interest thereon and all fees and other amounts due hereunder, and (ii) all amounts due under the Standby Letter of Credit and the Letters of Credit.

                (c) Provided that no Event of Default shall have occurred and be continuing, the Companies may convert all or any part (in integral multiples of $100,000) of any outstanding Loan into a Loan of any other type provided for in this Agreement in the same aggregate principal amount. Provided that no Event of Default shall have occurred and be continuing, the Companies may convert all or any part (in integral multiples of $100,000) of any outstanding LIBOR Loan to an Alternate Base Rate Loan in the same aggregate principal amount. Any such conversion shall be on any Business Day (which, in the case of a conversion of a LIBOR Loan, shall be the last day of the Interest Period applicable to such LIBOR Loan). Back Bay shall give the Bank prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.2.

        2.2. NOTICE AND MANNER OF BORROWING OF LOANS.

                (a) Whenever the Companies desire to obtain or continue a Loan hereunder or to convert an outstanding Loan into a Loan of another type provided for in this Agreement, Back Bay, in its capacity as agent for the Companies shall notify the Bank (which notice shall be irrevocable) by telex, telegraph or telephone received no later than (i) 10:00 a.m. Boston time on the date which is one (1) Business Day before the day on which the requested Loan is to be made or continued as or converted to an Alternate Base Rate Loan, and (ii) 10:00 a.m. Boston time on the date which is two (2) Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan. Such notice shall specify (x) the effective date and amount of each Loan or portion thereof to be continued or converted, subject to the limitations set forth in Section 2.1, (y) the pricing option to be applicable thereto, and (z) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of Interest Period and Section 2.5(a)). Each such notification (a "Notice of Borrowing or Conversion") shall be immediately followed by a written confirmation thereof by Back Bay in substantially the form of EXHIBIT F attached hereto, PROVIDED that if such written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank shall control absent manifest error.

                (b) Subject to all of the terms and conditions hereof and so long as no Default exists, the Companies may elect to have such portion of the Loans as Back Bay may specify in the applicable Notice of Borrowing or Conversion accrue and bear interest during the Interest Period selected in such Notice of Borrowing or Conversion at the Applicable Rate computed on the basis of the LIBOR Rate. In the event the Companies at any time fail to elect a LIBOR Pricing Option under this Section 2.2(b) for any portion of the Loans (upon initial funding, conversion, termination of a previously elected LIBOR Pricing Option or otherwise), then such portion of the Loans will accrue and bear interest at the Applicable Rate based on the Alternate Base Rate. No election of a LIBOR Pricing Option will become effective if, prior to the commencement of the applicable Interest Period, the Bank determines that (i) the election or granting of the LIBOR Pricing Option in question would violate a Legal Requirement, (ii) LIBOR deposits in an amount comparable to the principal amount of the Loan as to which such LIBOR Pricing Option has been elected and which have a term corresponding to the proposed Interest Period applicable to such Loan are not readily available in the inter-bank LIBOR market, or (iii) by reason of circumstances affecting the inter-bank LIBOR market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed Interest Period applicable to such Loan. If any Legal Requirements shall prevent the Bank from funding or maintaining through the purchase of deposits in the inter-bank LIBOR market any portion of the Loans subject to a LIBOR Pricing Option or otherwise from giving effect to the Bank's obligations under this Agreement, the Bank may terminate all of the affected LIBOR Pricing Options and the portion of the Loans subject to such terminated LIBOR Pricing Options shall immediately bear interest thereafter at the Applicable Rate computed on the basis of the Alternate Base Rate.

                (c) Subject to the terms and conditions hereof, the Bank shall make each Loan on the effective date specified therefor by crediting the amount of such Loan to the demand deposit account of Back Bay with the Bank.

        2.3. FEES TO THE BANK.

                (a) COMMITMENT FEE. In consideration of the Bank's commitment to make the extension of credit provided for in this Agreement, the Companies, jointly and severally, shall pay to the Bank, while such commitment is outstanding, a commitment fee computed at the rate of one-eighth of one percent (0.125%) per annum on the Commitment Amount. Such Commitment Fee shall be payable annually on the Restatement Date and each anniversary thereof.

                (b) UNUSED FACILITY FEE. The Companies, jointly and severally, shall pay to the Bank during the Revolving Credit Period an unused facility fee computed at the rate of (i) one quarter of one percent (0.25%) per annum on the average daily amount of the unborrowed portion of the Commitment Amount during each quarter or portion thereof, if the Leverage Ratio at the time such fee is calculated is less than or equal to 2.00 to 1.0, and (ii) one-half of one percent (0.50%) per annum on the average daily amount of the unborrowed portion of the Commitment Amount during each quarter or portion thereof if the Leverage Ratio at the time such fee is calculated is greater than 2.00 to 1.0 and less than or equal to 4.00 to 1.0. Unused facility fees shall be payable quarterly in arrears, on the last day of April, July, October and January of each year beginning July 31, 1998, and on the last day of the Revolving Credit Period.

                (c) LETTER OF CREDIT FEE. The Companies jointly and severally will pay to the Bank, in arrears, on the last day of April, July, October and January of each year (commencing on July 31, 1998) until the expiration of the Letters of Credit, a nonrefundable letter of credit fee for the prior three-month period, in an amount equal to the product of (i) one-quarter (1/4) of the then existing per annum Applicable Margin for any LIBOR Loan, times (ii) the aggregate average daily maximum amount available to be drawn under such Letters of Credit from time to time during such period, calculated on the basis of the 360 day year of twelve 30-day months.

                (d) CONTINUED PAYMENT ON DEFAULT. Upon the occurrence and during the continuance of an Event of Default, the fees due and payable under subsections (b) and (c) of this Section 2.3 shall continue to be payable at the rate payable immediately prior to the occurrence of such Event of Default.

        2.4. REDUCTION OF COMMITMENT AMOUNT. Back Bay, as agent for the Companies may from time to time by written notice delivered to the Bank at least two Business Days prior to the date of the requested reduction, reduce by integral multiples of $500,000 any unborrowed portion of the Commitment Amount. No reduction of the Commitment Amount shall be subject to reinstatement.

        2.5. THE NOTE.

                (a) The Loans shall be evidenced by the Note, executed jointly and severally by the Companies, payable to the order of the Bank and having a final maturity of the Term Loan Maturity Date. The Note shall be dated on or before the date of the first Loan and shall have the blanks therein appropriately completed.

                (b) The Bank shall, and is hereby irrevocably authorized by the Companies to, enter on the schedule forming a part of the Note or otherwise in its records appropriate notations evidencing the date and the amount of each Loan and the date and amount of each payment of principal made by the Companies with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof. The Bank is hereby irrevocably authorized by the Companies to attach to and make a part of the Note a continuation of any such schedule as and when required. No failure on the part of the Bank to make any notation as provided in this subsection (b) shall in any way affect any Loan or the rights or obligations of the Bank or the Companies with respect thereto.

        2.6. LETTERS OF CREDIT.

                (a) Subject to all of the terms and conditions of this Agreement and so long as no Default exists, the Bank will from time to time during the Revolving Credit Period issue for the account of any of the Companies one or more standby letters of credit (the "Letters of Credit") in such amounts as may be required by the Companies; PROVIDED, HOWEVER, that the aggregate face amount of such Letters of Credit outstanding for the account of all of the Companies at any time shall not cause the total obligations of the Companies hereunder to exceed the Commitment Amount. Any Company may from time to time request a Letter of Credit to be issued by providing notice to the Bank received not less than three (3) Business Days prior to the requested closing date for such Letter of Credit specifying (i) the amount of the requested Letter of Credit, (ii) the beneficiary thereof, (iii) the purpose thereof, and (iv) the requested closing date therefor. As a condition to the issuance of any Letter of Credit, the requesting Companies will provide the Bank with a signed application therefor and will execute such other agreements, documents and instruments relating to the issuance of Letters of Credit as are customarily required by the Bank.

                (b) Each Letter of Credit and each draft accepted or paid under a Letter of Credit shall be issued, accepted or paid as the case may be by the Bank at its Boston office. No Letter of Credit shall provide for the payment of drafts drawn thereunder, and no draft shall be payable, at a date that is later than the earlier of (i) the date twelve (12) months after the date of issuance or (ii) the Revolving Credit Termination Date. Each Letter of Credit and each draft accepted under a Letter of Credit shall be in such form and minimum amount, and shall contain such terms, as the Bank and the Companies requesting such Letter of Credit may agree upon at the time such Letter of Credit is issued, including a requirement of not less than three (3) Business Days after presentation of a draft before payment must be made thereunder, the term of such Letter of Credit and any rights of cancellation with respect thereto.

                (c) At such time as the Bank makes any payment on a draft presented or accepted under a Letter of Credit, the Companies will pay to the Bank in immediately available funds on demand the amount of such payment. If the Companies do not pay to the Bank the amount required by the foregoing provision, the Bank may in its sole and complete discretion, add the amount of such draft to the Revolving Credit Loans, and such amount shall be immediately due and payable on the Revolving Credit Termination Date. It is understood and agreed by the parties that the issuance of any Letter of Credit hereunder shall result in a reduction of the Commitment Amount in the face amount of such Letter of Credit during the period of time such Letter of Credit is outstanding.

        2.7. APPLICATION OF PROCEEDS.

                (a) Subject to Section 2.7(c) and Sections V and VI hereunder, the Companies will apply the proceeds of the Loans only for working capital, acquisitions permitted by Section 6.4 hereof, and other lawful corporate purposes or capital expenditures of the Companies related to the ownership and operation of the restaurant business thereof.

                (b) Subject to Section 2.7(c) and Sections V and VI hereunder, Letters of Credit shall be issued only for such lawful corporate purposes as the Companies have requested in writing and to which the Bank, in its reasonable discretion, may agree.

                (c) None of the Companies will, directly or indirectly, apply any part of the proceeds of any of the Loans (i) to purchase or carry "Margin Stock" (as defined in Section 4.11), (ii) to any transaction prohibited by any laws or regulations applicable to the Bank, or (iii) to effect an acquisition of the capital stock or assets of any Related Business except as permitted by
Section 6.4.

        2.8. DURATION OF INTEREST PERIODS.

                (a) Subject to the provisions of the definition of Interest Period, the duration of each Interest Period applicable to a Loan shall be as specified in the applicable Notice of Borrowing or Conversion. The Companies shall have the option to elect a subsequent Interest Period to be applicable to such Loan by Back Bay delivering to the Bank a Notice of Borrowing or Conversion evidencing such election received no later than 10:00 a.m. Boston time on the date one (1) Business Day before the end of the then applicable Interest Period if such Revolving Loan is to be continued as or converted to an Alternate Base Rate Loan and two (2) Business Days before the end of the then applicable Interest Period if such Revolving Loan is to be continued as or converted to a LIBOR Loan.

                (b) If the Bank does not receive a notice of election of duration of an Interest Period for a LIBOR Loan pursuant to subsection (a) above within the applicable time limits specified therein, or if, when such notice must be given, a Default exists, the Companies shall be deemed to have elected to convert such Loan in whole into an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto.

                (c) Notwithstanding the foregoing, the Companies may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the Term Loan Maturity Date.

        2.9. INTEREST RATES AND PAYMENTS OF INTEREST. The Loans shall accrue and bear interest at a rate per annum which shall at all times equal the Applicable Rate, and such rate shall change contemporaneously with any change in the Applicable Margin. Interest on each Alternate Base Rate Loan shall be payable in arrears on the last day of each quarter commencing July 31, 1998, and when such Loan is due (whether at maturity, by reason of acceleration or otherwise). Interest on each LIBOR Loan shall be payable for such Interest Period applicable thereto on the last day thereof and when such Loan is due (whether at maturity, by reason of acceleration or otherwise). Upon the occurrence and during the continuance of an Event of Default, the Bank may require accrued interest to be payable on demand or at regular intervals more frequent than the times set forth in this Section 2.9.

        2.10. CHANGED CIRCUMSTANCES. In case any change in law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

        (i) subjects the Bank to any tax with respect to payments of principal interest or any other amounts payable hereunder by the Companies or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Bank imposed by the United States of America or any political subdivision thereof); or

        (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Bank (other than such requirements as are already included in the determination of the LIBOR Rate); or

        (iii) imposes upon the Bank any other condition with respect to its performance under this Agreement;

and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank or impose any expense upon the Bank with respect to any Loans, the Bank shall notify the Companies thereof. The Companies agree to pay to the Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

        2.11. CAPITAL REQUIREMENTS. If after the date hereof the Bank determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Bank's or such holding Company's capital as a consequence of the Bank's commitment to make Loans hereunder to a level below that which the Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such holding Company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by the Bank to be material, then the Bank shall notify the Companies thereof. The Companies, jointly and severally, agree to pay to the Bank the amount of such reduction of the return on the Bank's or such holding company's capital as and when such reduction is determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

        2.12. PAYMENTS AND PREPAYMENTS OF THE LOANS. LIBOR Loans may be prepaid at any time, without premium or penalty, on the last day of any Interest Period applicable thereto, upon three (3) Business Days' notice. Alternate Base Rate Loans may be prepaid at any time, without premium or penalty, upon one (1) Business Day's notice. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. Except as set forth in Section 2.4 hereof, no prepayment of the Revolving Loans during the Revolving Credit Period shall affect the Commitment Amount or impair the Company's right to borrow as set forth in Section 2.1. Prepayments of the Term Loan shall be applied to installments of principal due thereunder in the inverse order of maturity.

        2.13. METHOD OF PAYMENT. All payments and prepayments of principal and all payments of interest shall be made by the Companies to the Bank at 100 Federal Street, Boston, Massachusetts in immediately available funds, on or before 11:00 a.m. (Boston time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Bank may, and each Company hereby authorizes the Bank to, debit the amount of any payment not made by such time to the demand deposit account of the Companies with the Bank.

        2.14. ADDITIONAL PAYMENTS. During the continuance of any Event of Default, the Companies shall pay to the Bank interest on the unpaid principal balance of the Loans and, to the extent permitted by law, on any overdue installment of interest and fees or any other amounts payable hereunder or under the Note, compounded daily and payable on demand, at a rate per annum equal to one and one-half percent (1.50%) above the then Applicable Rate.

        2.15. PAYMENTS NOT AT END OF INTEREST PERIOD. If the Companies for any reason make any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion Pursuant to Section 2.2, or if any LIBOR Loan is accelerated pursuant to Section 7.2, the Companies shall pay to the Bank, an amount computed pursuant to the following formula.

                                      L = (R - T) X P X D
                                          ---------------
                                            360

        L  =    amount payable to the Bank
        R  =    interest rate on such Loan
        T  =    effective interest rate per annum at which any readily
                marketable bond or other obligation of the United States,
                selected at the Bank's sole discretion, maturing on or near the last day of the then applicable Interest Period of such Loan and in approximately the same amount as such Loan can be purchased by the Bank on the day of such payment of principal or failure to borrow or continue or convert
        P  =    the amount of principal prepaid or the amount of the requested
                Loan
        D  =    the number of days remaining in the Interest Period as of the date of such payment or the number of days of the requested
                Interest Period


        The Companies shall pay such amount upon presentation by the Bank of a statement setting forth the amount and the Bank's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

        2.16. COMPUTATION OF INTEREST AND FEES. All Interest and fees payable hereunder shall be computed daily on the days for which due. If the due date of any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to clause 2(i) of the definition of Interest Period), and such extension shall be included in computing interest in connection with such payment. The rate of interest payable with respect to Base Rate Loans shall vary from time to time as the Base Rate varies, and any change in the rate of interest will become effective on the effective date of a change in the Base Rate. Interest on Base Rate Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed.

        2.17. DESIGNATION OF BACK BAY AS AGENT FOR THE COMPANIES. Each Company hereby irrevocably designates, authorizes, empowers and appoints Back Bay and such of Back Bay's executive officers as Back Bay shall appoint from time to time, to act as agent and attorney-in-fact for such Company in connection with this Agreement, and to execute and deliver any and all notices and other documents and to perform any and all acts required to be executed, delivered or performed by such Company hereunder. Each Company agrees that the Bank may rely upon any notice or other document which purports to be executed or made or which the Bank in good faith believes to have been executed or made by Back Bay or any of its executive officers, in its or their capacity as agent for such Company. Each Company further agrees to indemnify and hold the Bank harmless for any actions, including the making of each Loan hereunder, and any loss or expense, taken or incurred by it as a result of the Bank's good faith reliance upon any such notice or other document.

                                   SECTION III

                               CONDITIONS OF LOANS

        3.1. CONDITIONS PRECEDENT TO INITIAL LOAN. The obligation of the Bank to make its initial Loan is subject to the condition precedent that the Bank shall have received, in form and substance satisfactory to the Bank and its counsel, the following:

                (a) this Agreement and the Note, duly executed by each Company;

                (b) a certificate of the Secretary/Clerk or an Assistant Secretary/Clerk of each Company with respect to resolutions of the Board of Directors of each Company authorizing the execution and delivery of this Agreement and the Note and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

                (c) the charter documents of each Company and all amendments and supplements thereto, filed in the office of the Secretary of State of such Company's state of incorporation and not actually delivered to the Bank previously pursuant to the Existing Credit Agreement, each certified by the Secretary/Clerk or an Assistant Secretary/Clerk as being a true and correct copy thereof;

                (d) the Bylaws of each Company and all amendments and supplements thereto not actually delivered to the Bank previously pursuant to the Existing Credit Agreement, each certified by the Secretary/Clerk or an Assistant Secretary/Clerk as being a true and correct copy thereof;

                (e) for each Company, a certificate of the Secretary of State of such Company's state of incorporation, as to legal existence and good standing in such state;

                (f) an opinion addressed to it from Hutchins, Wheeler & Dittmar, counsel to the Companies, substantially in the form of EXHIBIT G hereto;

                (g) the Service Mark and Trademark Security Agreement executed by each Company;

                (h) a Collateral Assignment of Trademark Licenses in or substantially in the form of EXHIBIT H attached hereto, executed by each Company;

                (i) appropriate UCC-1 Financing Statements and other documents necessary to enable the Bank to perfect a first priority security interest in all intangible assets owned or controlled by each Company, duly executed by each Company, as applicable. The Bank shall also have received satisfactory reports dated no earlier than 30 days prior to the closing of the initial Loan concerning the results of searches of Uniform Commercial Code filing offices in each jurisdiction where the Companies or any of them operates;

                (j) the initial annual commitment fee in the amount of $25,000 and all other fees, costs and expenses of closing (including fees of the Bank's special loan counsel presented as of the date hereof); and

                (k) such other documents, and completion of such other matters, as counsel for the Bank may deem necessary or appropriate, including such other documents as may be reasonably necessary to evidence the Bank's security interest in the service marks and trademarks of the Companies on the records of the United States Patent and Trademark Office.

        3.2. CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Bank to make each Loan, including the initial Loan, is further subject to the following conditions:

                (a) timely receipt by the Bank of the Notice of Borrowing as provided in Section 2.2;

                (b) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), and no Default shall have occurred and be continuing, or would result from such Loan;

                (c) the resolutions referred to in Section 3.1(b) shall remain in full force and effect;

                (d) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Bank, would make it illegal or against the policy of any governmental agency or authority for the Bank to make Loans hereunder; and

                (e) no material adverse change shall have occurred in the financial condition, operations, assets, liabilities, business or prospects of Back Bay and its Subsidiaries taken as a whole.

        The making of each Loan shall be deemed to be a representation and warranty by each Company on the date of the making or continuation of such Loan as to the accuracy of the facts referred to in subsection (b) of this Section 3.2.

                                   SECTION IV

                         REPRESENTATIONS AND WARRANTIES

        In order to induce the Bank to enter into this Agreement and to make Loans hereunder, each Company represents and warrants to the Bank that:

        4.1. ORGANIZATION AND QUALIFICATION. Each Company (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition or operations of the Companies, taken as a whole.

        4.2. CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement and the Note and the transactions contemplated hereby are within the corporate power and authority of each Company and have been authorized by all necessary corporate proceedings, and do not and will not (a) require any consent or approval of the stockholders of any Company, (b) contravene any provision of the charter documents or by-laws of any Company or any law, rule or regulation applicable to any Company, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on any Company, or
(d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of any Company.

        4.3. VALID OBLIGATIONS. This Agreement and the Note and all of their respective terms and provisions are the legal, valid and binding obligations of each Company, jointly and severally, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

        4.4. CONSENTS OR APPROVALS. The execution, delivery and performance of this Agreement and the Note and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party.

        4.5. TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. Each Company has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in Section 4.6 (except such properties, assets or rights (i) as have been disposed of in the ordinary course of the Companies' business since the date thereof and (ii) as set forth on EXHIBIT J hereto), free from all Encumbrances except Permitted Encumbrances, and, except as so disclosed, free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole.

        4.6. FINANCIAL STATEMENTS. Back Bay has furnished the Bank its consolidated balance sheet as of December 28, 1997 and its consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified by Coopers & Lybrand. All such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the financial position of Back Bay and its Subsidiaries as of such date and the results of the operations of Back Bay and its Subsidiaries for such periods.

        4.7. CHANGES. Since the date of the financial statements referred to in
Section 4.6, there have been no changes in the assets, liabilities, financial condition, business or prospects of Back Bay and its Subsidiaries other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse to the business, financial condition or operations of Back Bay and its Subsidiaries, taken as a whole.

        4.8. DEFAULTS. As of the date of this Agreement, no Default exists.

        4.9. TAXES. Each Company has filed all federal, state and other tax returns required to be filed (except where such Company has sought and obtained routine extensions), and all taxes, assessments and other governmental charges shown on such returns as due from each Company have been fully paid. The Companies have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

        4.10. LITIGATION. Except as set forth on EXHIBIT L hereto, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Companies' officers, threatened, against any Company that, if adversely determined, could reasonably be expected to result in a material judgment not fully covered by insurance, could result in a forfeiture of all or any substantial part of the property of the Companies, or could otherwise have a material adverse effect on the assets, business or prospects of the Companies, taken as a whole.

        4.11. USE OF PROCEEDS. No portion of any Loan is to be used for the "purpose of purchasing or carrying" any "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended; and following the application of the proceeds of each Loan, the value of all "margin stock" of the Companies will not exceed 25% of the value of the total assets of the Companies that are subject to the restrictions set forth in Section 6.5 and 6.6.

        4.12. SUBSIDIARIES. The names and business addresses of all the Subsidiaries of Back Bay as of the date of this Agreement, are listed on EXHIBIT M hereto. Each Company or a Subsidiary of such Company is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding stock of each of its Subsidiaries. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding. All Joint Venture Investments are listed on EXHIBIT M hereto, which EXHIBIT M may be amended from time to time by Back Bay to describe any additional Joint Venture Investments permitted hereunder.

        4.13. INVESTMENT COMPANY ACT. Neither the Companies nor any of their Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

        4.14. COMPLIANCE WITH ERISA. Each Company and each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan.

        4.15. ENVIRONMENTAL MATTERS.

                (a) Each Company has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the business, financial condition or operations of the Companies taken as a whole. Each Company is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the business, financial condition or operations of the Companies, taken as a whole.

                (b) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of each Company's knowledge, threatened by any governmental or other entity with respect to any alleged failure by any Company to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials, except to the extent that such notice, complaint, penalty or investigation did not or could not result in the remediation of any property owned or used by any Company costing in excess of $200,000 per occurrence or $400,000 in the aggregate.

                (c) To the best of each Company's knowledge no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of any Company and no property now or previously owned, leased or used by any Company is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

                (d) There are no liens or encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by any Company and no governmental actions have been taken or are in process which could subject any of such properties to such liens or encumbrances or as a result of which any Company would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

                (e) No Company, nor, to the best knowledge of each Company, any previous owner, tenant, occupant or user of any property owned, leased or used by any Company has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with all Environmental Laws; nor to the best knowledge of each Company have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of each Company, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with all Environmental Laws.

        4.16. TRANSACTIONS WITH AFFILIATES. EXHIBIT N sets forth a description of all transactions, loans, advances, investments, and other cash payments during the one-year period ending on the date hereof between Back Bay and any of its Subsidiaries, on the one hand, and Westwood and any of its subsidiaries, officers, directors and affiliates, on the other, which transactions, loans, advances, investments and other cash payments are required to be disclosed as "Related Transactions" in the Form 10-K Annual Report of Back Bay, including but not limited to a certain concession agreement among Westwood, Back Bay and its Subsidiaries.

        4.17. TRADEMARKS, SERVICE MARKS, LICENSES, ETC. Each of the Companies has such right, title ownership of, or licenses under all trademarks, service marks, tradenames, copyrights, licenses, trade secrets, information, proprietary rights and processes as is necessary for the lawful conduct of their business as now conducted or proposed to be conducted by them, without any known conflict with the valid rights of others, and in each case, free of any lien not permitted by Section 4.5. Each of the tradenames, trademarks, service marks and copyrights, registered or unregistered, owned or controlled by any of the Companies is described in EXHIBIT O attached hereto. None of the Companies has any rights or licenses with respect to any such tradenames, trademarks, service marks and copyrights other than as set forth on EXHIBIT O.

        4.18. COMPLIANCE WITH LAWS AND AGREEMENTS. No Company is a party to any agreement or instrument or subject to any corporate or other restriction materially and adversely affecting the business, operations, properties, assets or condition, financial or otherwise of any Company. No Company is in violation of any provision of its corporate charter, by-laws, certificate of organization, operating agreement or other organizational agreement, as the case may be. No Company is in violation of any material indenture, agreement or instrument to which it is a party or by which it is bound or any provision of law, the violation of which could have a material adverse effect on the business, financial condition or operations of Back Bay and its Subsidiaries taken as a whole, or of any order, judgment or decree of any court of other governmental authority having jurisdiction. Without limiting the scope of the foregoing, each Company represents and warrants that it is in compliance in all material respects with all federal and state laws and regulations, including all wage and employment laws and regulations and all laws and regulations governing the service of alcoholic beverages.

                4.19. SATISFACTION OF CONTINGENT OBLIGATIONS. All contingent obligations of the Companies to Westwood disclosed on Exhibits to the Existing Credit Agreement or otherwise to reimburse Westwood for any payments made by Westwood under Westwood's guaranty of the lease obligations of any Company have been fully satisfied or terminated as of the date hereof.

                                    SECTION V

                              AFFIRMATIVE COVENANTS

        So long as the Bank has any commitment to lend hereunder or any Loan or other Obligation remains outstanding, each Company covenants as follows:

        5.1. FINANCIAL STATEMENTS AND OTHER REPORTING REQUIREMENTS. The Companies shall furnish to the Bank:

                (a) as soon as available to Back Bay, but in any event within 90 days after the end of its fiscal year, a consolidated balance sheet as of the end of, and a related consolidated statement of income, changes in stockholders equity and cash flow for, such year, audited and certified by Coopers & Lybrand (or other independent certified public accountants acceptable to the Bank); and, as soon as available to Back Bay, but in any event within 120 days after the end of its fiscal year, a copy of said certified public accountants' management report and a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

                (b) as soon as available to Back Bay, but in any event within 45 days after the end of each of their fiscal quarters, a consolidated balance sheet as of the end of, and a related consolidated statement of income for, the period then ended, certified by the principal financial officer of Back Bay but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

                (c) as soon as available, and in any event within 60 days after the end of each fiscal year, an annual budget and/or operating projections of Back Bay and its Subsidiaries for the upcoming fiscal year, which budget shall set forth in reasonable detail, on a quarterly basis, the projected performance of Back Bay and its Subsidiaries as determined in good faith by the management of Back Bay based on prior history or performance;

                (d) as soon as available, and in any event within 45 days after the end of each fiscal quarter, management's report and analysis of the operating results of each restaurant operated by the Companies as compared to
(i) the budget for the current fiscal year, and (ii) the operating results of such restaurants for the corresponding quarter during the previous fiscal year;

                (e) as soon as available, but in any event within 100 days after the end of each fiscal year, management's report and analysis of the operating results of each restaurant operated by the Companies as compared to (i) the budget for said fiscal year, and (ii) the operating results of such restaurants for the previous fiscal year;

                (f) concurrently with the delivery of each financial statement pursuant to subsections (a) through (e) of this Section 5.1, a report in substantially the form of EXHIBIT P hereto signed on behalf of each Company by the chief financial officer of Back Bay;

                (g) promptly after the receipt thereof by any Company, copies of any reports submitted to such Company by independent public accountants in connection with any interim review of the accounts of any Company made by such accountants;

                (h) promptly after the same are available, copies of all proxy statements, financial statements and reports as any Company shall send to its stockholders or as any Company may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over such Company;

                (i) as soon as available, any material updates of the budgets and projections delivered pursuant to subsection (c) above;

                (j) if and when any Company gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

                (k) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

                (l) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against any Company of which it has notice, the outcome of which would or might reasonably be expected to have a materially adverse effect on the assets, business or prospects of the Companies on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto;

                (m) promptly upon becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened against any Company regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material, written notice thereof and the action being or proposed to be taken with respect thereto;

                (n) promptly upon becoming aware of any infringement or apparent infringement by a third party of any trademark, service mark, tradename, copyright or other intellectual property right or license of any of the Companies, written notice thereof and the action being or proposed to be taken with respect thereto;

                (o) from time to time, such other financial data and information about any Company as the Bank may reasonably request; and

        5.2. CONDUCT OF BUSINESS.  Each Company shall:

                (a) duly observe and comply in all material respects with all applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business;

                (b) maintain its corporate existence; and

                (c) remain engaged substantially in the business of restaurant development, ownership and operation or a business ancillary thereto, which ancillary business provides direct service to those Companies engaged in restaurant development, ownership or operation.

        5.3. MAINTENANCE AND INSURANCE. Each Company shall maintain its properties in good repair, working order and condition as required for the normal conduct of its business. Each Company shall at all times maintain liability and casualty insurance with financially sound and reputable insurers in such amounts as the officers of such Company in the exercise of their reasonable judgment deem to be adequate. In the event of failure to provide and maintain insurance as herein provided, the Bank may, at its option, provide such insurance and charge the amount thereof to the account of the Companies with the Bank. The Companies shall furnish to the Bank certificates or other evidence satisfactory to the Bank of compliance with the foregoing insurance provisions.

        5.4. TAXES. Each Company shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties on or prior to the time when they become due; PROVIDED that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles if no proceedings shall have been commenced to foreclose any lien securing such tax, assessment or charge.

        5.5. INSPECTION BY THE BANK. Each Company shall permit the Bank or its designees, at any reasonable time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to
(i) visit and inspect the properties of such Company, (ii) examine and make copies of and take abstracts from the books and records of such Company, and
(iii) discuss the affairs, finances and accounts of each Company with its appropriate officers, employees and accountants. In handling such information the Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to subsections

5.1(a), (b), or (c) and of any other information received hereunder and designated by a Company as "Confidential" or "Non-Public" except that disclosure of such information may be made (i) to the subsidiaries or affiliates of the Bank in connection with their present or prospective business relations with the Companies, (ii) to prospective transferees or purchasers of an interest in the Loans, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of the Bank.

        5.6. MAINTENANCE OF BOOKS AND RECORDS. Each Company shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with generally accepted accounting principles consistently applied and applicable law.

        5.7 CONSOLIDATED NET WORTH. Back Bay and its Subsidiaries (i) shall have Consolidated Net Worth of at least $26,000,000 at the Restatement Date, and (ii) thereafter for each fiscal year period ending on the last Sunday in December each year, shall maintain Consolidated Net Worth of an amount which is at least equal to the required Consolidated Net Worth of the prior similar period plus fifty percent (50%) times annual Consolidated Net Income for the preceding fiscal year (without deducting for losses).

        5.8. LEVERAGE. On a combined basis, the Companies will, as at the end of each fiscal quarter ending on or after March 31, 1998 (each a "Quarterly Date"), maintain a Leverage Ratio of no more than 4.00 to 1.0.

        5.9. INTEREST COVERAGE. On a combined bases, the Companies will, as at each Quarterly Date, maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense for the four (4) consecutive fiscal quarters most recently completed of at least 3.00 to 1.0.

        5.10. DEBT SERVICE COVERAGE. On a combined basis, the Companies will, as at each Quarterly Date, maintain a Total Debt Service Coverage Ratio (as hereinafter defined) for the four (4) consecutive fiscal quarters most recently completed of at least 1.50 to 1.0. For purposes of this Section 5.10, the term "Total Debt Service Coverage Ratio" means in relation to any Reference Period, the ratio of (i) Consolidated EBITDA MINUS Non-Expansion Capital Expenditures MINUS Cash Taxes, to (ii) the sum of (A) Consolidated Interest Expense, PLUS (B) Current Term Indebtedness.

        5.11. FURTHER ASSURANCES. At any time and from time to time each Company shall execute and deliver such further instruments and take such further action as may reasonably be requested by the Bank to effect the purposes of this Agreement and the Note.

        5.12. INFRINGEMENT CLAIMS. Upon learning of any infringement or apparent infringement by a third party of any trademark, service mark, tradename, copyright or other intellectual property rights or license of any of the Companies which infringement could have material adverse effect on the business, financial condition or operations of Back Bay or any of its Subsidiaries that represents more than 10% of revenues of the Companies taken as a whole, Back Bay shall or shall cause the affected Subsidiaries to commence suit or other proceeding to stop such infringement. In addition, Back Bay shall or shall cause one or more of its Subsidiaries (as the case may be) to (i) control the defense of (but only if no Event of Default has occurred and is continuing) and defend all actions, suits or proceedings based on claims of infringement that may be brought against any of them or the Bank on account of the ownership, use or sale of such marks and other intellectual property, (ii) shall pay all expenses associated with such action, suit or proceeding, and (iii) shall pay all sums for which any of them or the

Bank is liable as result thereof; provided, however, that neither Back Bay nor any of such Subsidiaries shall be severally liable for any settlement in any such action, suit or proceeding which was effected without its consent.

                                   SECTION VI

                               NEGATIVE COVENANTS

        So long as the Bank has any commitment to lend hereunder or any Loan or other Obligation remains outstanding, each Company covenants as follows:

        6.1. INDEBTEDNESS. Neither Back Bay nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness without the prior written consent of the Bank, other than the following:

                (a) Indebtedness of the Companies to the Bank or any of its affiliates;

                (b) Indebtedness existing as of the date of this Agreement and disclosed on EXHIBIT Q hereto or in the financial statements referred to in
Section 4.6;

                (c) Indebtedness secured by Encumbrances permitted under Sections 6.3(c), (f) and (g) hereof;

                (d) Contingent Liabilities permitted pursuant to Section 6.2 hereof;

                (e) Indebtedness consisting of that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of Back Bay and its Subsidiaries; and

                (f) Other Indebtedness not exceeding in the aggregate at any time $100,000.

        6.2. CONTINGENT LIABILITIES. Neither Back Bay nor any of its Subsidiaries shall create, incur, assume, guarantee or remain liable with respect to any Guarantees other than the following:

                (a) Guarantees in favor of the Bank or any of its affiliates;

                (b) Guarantees existing on the date of this Agreement and disclosed on EXHIBIT R hereto or in the financial statements referred to in
Section 4.6;

                (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

                (d) Guarantees with respect to surety, appeal performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) not exceeding in the aggregate at any time $200,000;

                (e) Guarantees of normal trade debt relating to the acquisition of goods and supplies; and

                (f) Guaranties by Back Bay of the obligations of another Company or any Subsidiary hereafter created with respect to such Company's or Subsidiary's obligations under its restaurant lease and related obligations.

        6.3. ENCUMBRANCES. Neither Back Bay nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("ENCUMBRANCES"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following (" PERMITTED ENCUMBRANCES"):

                (a) Encumbrances in favor of the Bank or any of its affiliates;

                (b) Encumbrances existing as of the date of this Agreement and disclosed in EXHIBIT T hereto;

                (c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

                (d) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', laborers', materialmen's and warehousemen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;


                (e) judgment liens that do not exceed, in the aggregate, $100,000 and that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

                (f) rights of lessors under capital leases;

                (g) Encumbrances in respect of any purchase money obligations for tangible property used in its business, PROVIDED that any such Encumbrances shall not extend to property and assets of any Company not financed by such a purchase money obligation;

                (h) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business; and

                (i) Encumbrances on any Company's property or assets created in connection with the refinancing of Indebtedness secured by Permitted Encumbrances on such property, PROVIDED that the amount of Indebtedness secured by any such Encumbrance shall not be increased as a result of such refinancing and no such Encumbrance shall extend to property and assets of any Company not encumbered prior to any such refinancing.

        6.4. MERGER; ACQUISITION; CONSOLIDATION; SALE OR LEASE OF ASSETS. Neither Back Bay nor any of its Subsidiaries shall a sell, lease or otherwise dispose of, except in the ordinary course of business, assets or properties (valued at the lower of cost or market), other than (i) sales of inventory in the ordinary course of business; (ii) liquidation of Investments as permitted in
Section 6.8 hereof; and (iii) sales of old, obsolete or unusable equipment for fair market value in the ordinary course of business, or (b) liquidate, merge, acquire or consolidate into or with any other person or entity without the prior written consent of the Bank, PROVIDED that (x) any Subsidiary of any Company may merge or consolidate into or with such Company if no Default has occurred and is continuing or would result from such merger and if such Company is the surviving company, (y) any Subsidiary of any Company may merge or consolidate into or with any other wholly-owned Subsidiary of such Company if no Default has occurred and is continuing or would result from such merger and if a wholly owned Subsidiary of such Company is the surviving company, (z) any Company or any Subsidiary of any Company may acquire the capital stock or assets of any Related Business PROVIDED that no Default has occurred and is continuing or would result from such acquisition, and FURTHER PROVIDED that either (i) the purchase price of such acquisition does not exceed Two Million Dollars ($2,000,000), or (ii) the acquisition satisfies the Acquisition Criteria; and (xx) the Companies, taken as a whole, may sell the stock or assets of not more than one restaurant during each fiscal year, PROVIDED that such restaurant's Unit Contribution is below the median Unit Contribution for all restaurants owned and operated by the Companies during the prior fiscal year. Without limiting the generality of the foregoing, Back Bay and its Subsidiaries hereby acknowledge and agree that sales or leases of restaurants, modifications of restaurant leases and joint venturing and shared management arrangements for restaurants will constitute sales, leases and disposition of assets which are not in the ordinary course of business.

        6.5. ADDITIONAL STOCK ISSUANCE. Neither Back Bay nor any of its Subsidiaries shall permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to such Company. Neither Back Bay nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except (i) to Back Bay or any of its wholly-owned Subsidiaries, or (ii) in connection with a transaction permitted by Section 6.4 or 6.6.

        6.6. EQUITY DISTRIBUTIONS AND REDEMPTIONS. Neither Back Bay nor any of its Subsidiaries shall pay any dividends on any class of its capital stock or make any other distribution or payment on account of or in redemption, retirement or purchase of such capital stock without the prior written consent of the Bank; PROVIDED that this Section shall not apply to (i) the issuance, delivery or distribution by any Company of shares of its common stock pro rata to its existing shareholders and (ii) the purchase or redemption by any Company of its capital stock with the proceeds of the issuance of additional shares of capital stock.

        6.7. CAPITAL EXPENDITURES. Back Bay and its Subsidiaries shall not, except for the application of insurance proceeds, (a) purchase or agree to purchase, or incur any obligations (including that portion of the obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of the Companies) for any equipment or other property constituting fixed assets or (b) make any Joint Venture Investments, to the extent that the total of (a) and (b) in the aggregate in any fiscal year exceeds the sum of $10,000,000. Back Bay and its Subsidiaries shall not commit to make or incur any single or series of related capital expenditures or obligations for an amount in excess of $1,000,000 without the Bank's prior written consent. The Bank hereby confirms its consent to the making of capital expenditures in the amounts of $1,500,000, $1,600,000 and $1,7000,000, respectively, in connection with following proposed restaurants: Abe & Louie's in Boston, Massachusetts; Abe & Louie's, Rye, New York; and Joe's Bar & Grille in Fairfield, Connecticut.

        6.8. INVESTMENTS. Neither Back Bay nor any of its Subsidiaries shall make or maintain any Investments other than (i) Investment made pursuant to and in compliance with the Investment Policy, (ii) Investments in Subsidiaries,
(iii) Qualified Investments, (iv) Joint Venture Investments to the extent permitted under Section 6.7, (v) Investments in new wholly-owned Subsidiaries for the purpose of opening and operating new restaurants, acquiring existing restaurants, or providing ancillary services to restaurants owned and operated by Back Bay and its Subsidiaries, and (vi) Investments in Companies for cash management purposes, PROVIDED that such new Subsidiary becomes a party to this Agreement and the Note as an additional Company on terms and conditions satisfactory to the Bank and in connection therewith provides the Bank with documentation regarding such Subsidiary similar to documentation previously provided with respect to the Companies.

        6.9. ERISA. Neither Back Bay nor any of its Subsidiaries nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of any Company pursuant to Section 4068 of ERISA.

        6.10. TRANSACTIONS WITH AFFILIATES.

                (a) Neither Back Bay nor any of its Subsidiaries shall enter into any transaction with or make any loans, investments, advances or other cash payments or provide any services to Westwood or any other Affiliate without the prior written consent of the Bank, except for (i) transactions by and among the Companies, (ii) employment and compensation of executive officers and directors in the ordinary course of business, and (iii) the transactions with and loans or advances to Charles F. Sarkis and Westwood existing on the date of this Agreement and disclosed on EXHIBIT U hereto.

                (b) With the prior written consent of the Bank, which consent will not be unreasonably withheld, the Companies may enter into transactions with their respective officers and directors in the ordinary course of business, on terms no less favorable than would be available in bona fide arm's length transactions with a non-affiliated person or entity.

                                   SECTION VII

                                    DEFAULTS

        7.1. EVENTS OF DEFAULT. There shall be an Event of Default hereunder if any of the following events occurs:

                (a) the Companies shall fail to pay when due (i) any amount of principal of any Loans, or (ii) any amount of interest thereon or any fees or expenses payable hereunder or under the Note within five days of the due date therefor; or

                (b) Back Bay or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained in Sections 5.5, 5.7 through 5.12 or
6.1 through 6.10; or

                (c) Back Bay or any of its Subsidiaries shall fail to perform any covenant contained in Sections 5.1(j), 5.1(k), 5.1(l) or 5.2, and such failure shall continue for 15 days after written notice thereof has been given to the Company by the Bank; or

                (d) Back Bay or any of its Subsidiaries shall fail to perform any term, covenant or agreement (other than in respect of subsections 7.1(a) through (c) hereof) contained in this Agreement and such default shall continue for 30 days after written notice thereof has been given to the Companies by the Bank; or

                (e) any material representation or warranty of any Company made in this Agreement or in the Note or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made;

                (f) there shall occur any material adverse change in the assets, liabilities, operations, financial condition, business or prospects of Back Bay and its Subsidiaries taken as a whole; or

                (g) Back Bay or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligations in excess of $200,000 in the aggregate for borrowed monies or advances, or for the use of real or personal property, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, or relating to such use of real or personal property, the result of which failure to pay is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any; or

                (h) Back Bay or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, PROVIDED that Back Bay or any of its Subsidiaries may join in commencing such a proceeding against an entity that is not a Company, an Affiliate of or a Subsidiary of Back Bay or any of its Subsidiaries, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

                (i) a proceeding or case shall be commenced, without the application or consent of any Company in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 45 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against Back Bay or any of its Subsidiaries; or action under the laws of the jurisdiction of incorporation or organization of Back Bay or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to Back Bay or any of its Subsidiaries and shall continue unstayed and in effect for any period of 30 days; or

                (j) a judgment or order for the payment of money shall be entered against any Company by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of Back Bay or any of its Subsidiaries, that in the aggregate exceeds $300,000 in value and such judgment, order, warrant or process shall continue undischarged or unstayed for 30 days; or

                (k) Back Bay or any of its Subsidiaries or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $200,000 that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by Back Bay or any of its Subsidiaries, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against Back Bay or any of its Subsidiaries and such proceedings shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

                (l) Any two of Charles F. Sarkis, Francis P. Bissaillon and Mark Hartzfeld shall cease to be employed and actively engaged full time by Back Bay, or any two of the positions of Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, of Back Bay are held by individual(s) other than Charles F. Sarkis, Francis P. Bissaillon and Mark Hartzfeld, in either case for any reason (including without limitation by reason of death or disability); or

                (m) Intentionally omitted; or

                (n) Charles F. Sarkis and Westwood together shall cease to own, in the aggregate, at least 19.60% of the capital stock of Back Bay; or

                (o) the occurrence of a Change of Control; or

                (p) Any material representation or warranty of Back Bay or any Subsidiary in the Leasehold Mortgages or the Security Agreements shall prove to have been false in any material respect upon the date when made or deemed to have been made, or Back Bay or any Subsidiary shall fail to perform any material term, covenant or agreement contained in the Leasehold Mortgages or the Security Agreements; or

        7.2. REMEDIES. Upon the occurrence of an Event of Default described in subsections 7.1(h) and (i), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the Bank's option and upon the Bank's declaration:

                (a) the Bank's commitment to make any further Loans hereunder shall terminate;

                (b) the unpaid principal amount of the Loans together with accrued interest and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

                (c) the Bank may exercise any and all rights it has under this Agreement, the Note or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce the Bank's rights by any action at law, in equity or other appropriate proceeding.


                                  SECTION VIII

                                  MISCELLANEOUS

        8.1. NOTICES. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, three business days after having been properly deposited in the mails postage prepaid, when sent by telex, answerback received, or electronic facsimile transmission, or when delivered to the telegraph company or overnight courier, addressed to such party at its address indicated below:

        If to any Company, to Back Bay, at

                284 Newbury Street
                Boston, MA 02116
                Attention: Mr. Francis P. Bissaillon,
                           Chief Financial Officer
                Telecopy No.: (617) 536-2800

        With a copy to

                Hutchins Wheeler & Dittmar, a Professional Corporation 101 Federal Street
                Boston, MA 02110
                Attention: Francis J. Feeney Jr., Esq.
                Telecopy No.: (617) 951-1295

        If to the Bank, at

                100 Federal Street
                Boston, MA 02110
                Attention: Carlton F. Williams,
                           Director
                Telecopy No.: (617) 434-8102

        With a copy to

                Lane Altman & Owens LLP
                101 Federal Street, 26th Floor
                Boston, MA 02110
                Attention: Katherine M. Kozub, Esq. and Frank D. Aronson, Esq. Telecopy No.: (617) 345-0400

or at any other address specified by such party in writing.

        8.2. EXPENSES. The Companies, jointly and severally, will pay on demand all expenses of the Bank in connection with the preparation and duplication, waiver or amendment of this Agreement, the Note or other documents executed in connection herewith and therewith and with the transactions contemplated hereby and thereby, and all expenses of the administration, default or collection of the Loans or other Obligations or in connection with the Bank's exercise, preservation or enforcement of any of its rights, remedies or options thereunder, including, without limitation, reasonable fees of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, any recording and filing fees and transfer or similar taxes at any time payable in respect of this Agreement or any security or other agreement executed in connection herewith, any fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the Obligations or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate).

        8.3 INDEMNITY.

                (a) The Companies will jointly and severally indemnify the Bank and hold it harmless from any liability, loss or damage resulting from the violation by the Companies of Section 2.2. The Companies will also indemnify the Bank and each of its directors, officers and employees (each, and "Indemnitee") and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnitee may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnitee may incur or which may be asserted against any Indemnitee in connection with (i) the existence or exercise of any of the security rights with respect to any assets of the Company granted as security to the Bank in accordance with this Agreement, or (ii) any other litigation or investigation involving the Companies, any Subsidiaries or Affiliates, or any officer, director or employee thereof (including the Bank's compliance with or contest of any subpoena or other process issued against them in any proceeding involving the Companies or any Subsidiaries or Affiliates), other than litigation commenced by the Companies against the Bank which seeks enforcement of any of the rights of the Companies hereunder or under any other document executed in connection herewith and is finally determined adversely to the Lenders and except to the extent such claims, damages, liabilities and expenses result from an Indemnitee's gross negligence or willful misconduct.

                (b) Any action, inaction or omission on the part of the Bank or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and not constituting gross negligence, shall be binding upon each Company and shall not place the Bank of any of its correspondents under any liability to any Company. Each Company agrees to indemnify the Bank and its correspondents and hold them harmless form and against any an all claims, losses, liabilities and damages, including without limitation reasonable attorneys' fees, arising from or in connection with any Letter of Credit, including any such claim, loss, liability or damage arising out of any transfer, sale, delivery, surrender or endorsement of any invoice, bill of lading, warehouse receipt or other document at any time held by the Bank, or held for its account by any of its correspondents, in connection with any Letter of Credit; provided, however, that the foregoing shall not extend to actions taken by the Bank unless such actions were taken in good faith and do not constitute gross negligence by the Bank and, with respect to drafts presented for payment, if it determines in good faith that the drafts and related documents appear on their face to be in accordance with the terms and conditions of the Letter of Credit in question, and any action or failure to act in accordance with a written opinion of its counsel shall conclusively be deemed to be in good faith.

        8.4. SET-OFF. Regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of the Bank or any of its branch offices to any of the Companies may, at any time and from time to time after the occurrence of an Event of Default hereunder, without notice to the Companies or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by the Bank against any and all obligations of the Companies to the Bank or any of its affiliates in such manner as the head office of the Bank or any of its branch offices in their sole discretion may determine, and each Company hereby grants the Bank a continuing security interest in such deposits, balances or other sums for the payment and performance of all such obligations.

        8.5. TERM OF AGREEMENT. This Agreement shall continue in force and effect so long as the Bank has any commitment to make Loans hereunder or any Loan or any Obligation shall be outstanding.

        8.6. NO WAIVERS. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the Note provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

        8.7. GOVERNING LAW. This Agreement and the Note shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

        8.8. AMENDMENTS. Neither this Agreement nor the Note nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Bank and, in the case of amendments, by each Company.

        8.9. BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Companies and the Bank and their respective successors and assigns; PROVIDED that the Companies may not assign or transfer their rights or obligations hereunder. The Bank may sell, transfer or grant participations in the Note to any entity that is an affiliate or subsidiary of the Bank without the prior written consent of the Companies, and each Company agrees that any transferee or participant shall be entitled to the benefits of Sections 2.8, 2.11, 5.5 and 8.4 to the same extent as if such transferee or participant were the Bank hereunder; PROVIDED that notwithstanding any such transfer or participation, the Companies may, for all purposes of this Agreement, treat the Bank as the person entitled to exercise all rights hereunder and under the Note and to receive all payments with respect thereto. The Bank shall not sell, transfer or grant participation in the Note to any entity that is not an affiliate or subsidiary of the Bank without the prior written consent of Back Bay, as agent for the Companies, which consent will not be unreasonably withheld.

        8.10. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

        8.11. PARTIAL INVALIDITY. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

        8.12. CAPTIONS. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

        8.13. WAIVER OF JURY TRIAL. THE BANK AND EACH COMPANY AGREE THAT NONE OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BANK AND THE COMPANIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BANK NOR ANY COMPANY HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

        8.14. ENTIRE AGREEMENT. This Agreement, the Note and the documents and agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.





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






        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                  BACK BAY RESTAURANT GROUP, INC.
                  PHEASANT MALL RESTAURANT GROUP, INC.
                  DANVERS RESTAURANT GROUP, INC.
                  THE WESTWOOD COPLEY RESTAURANT GROUP, INC.
                  THE WESTWOOD WOBURN RESTAURANT GROUP, INC.
                  THE WESTWOOD HARTFORD RESTAURANT GROUP, INC.
                  THE WESTWOOD TRUMBULL RESTAURANT GROUP, INC.
                  THE WATERFORD RESTAURANT GROUP, INC.
                  WESTFOUR, INC.
                  THE WESTWOOD DEDHAM RESTAURANT, INC.
                  PRA, INC.
                  THE WESTWOOD NEWTON RESTAURANT, INC.
                  THE 199, INC.
                  EASTERN PURCHASING & DESIGN, INC.
                  BORASCHI CAFE, INC.
                  THE WESTWOOD WHITE PLAINS RESTAURANT, INC.
                  THE WESTWOOD SHORT HILLS RESTAURANT, INC.
                  THE WESTWOOD BOYLSTON RESTAURANT, INC.
                  BBRG MASSACHUSETTS RESTAURANTS, INC.
                  BBRG RHODE ISLAND RESTAURANTS, INC.
                  BBRG WASHINGTON RESTAURANTS, INC.
                  BACK BAY MEDIA, INC.
                  BBRG OPERATING, INC.
                  BBRG NEW JERSEY RESTAURANTS, INC.
                  LINPRO GREENTREE, INC.
                  BBRG ROTISSERIE, INC.
                  BBRG PARAMUS RESTAURANT, INC.
                  BBRG WATERFRONT, INC.
                  BBRG RYE RESTAURANT, INC.


                  By: __________________________________
                  Title: _______________________________ of each Company

                  BANKBOSTON, N.A.


                  By: __________________________________
                  Title:





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